Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 28, 2012, with respect to the consolidated financial statements of ARC Realty Finance Trust, Inc. (a Maryland Corporation in the Development Stage) and subsidiary which are included in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-11 and the Prospectus included therein. We consent to the inclusion of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

December 27, 2012